Exhibit 21

Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation or Organization
AHC I Acquisition Corp.	Delaware
AKI Holding Corp.	Delaware
AKI, Inc.	Delaware
Anthology, Inc. (f/k/a H&S Graphics, Inc.)	Delaware
Arcade Europe, S.a.r.l.	France
C.V. Jostens Global Trading Limited Partnership	The Netherlands
Conceptos Jostens, S.A. de C.V.	Mexico
Encapsulation Services, Inc.	New Jersey
IST, Corp.	Delaware
JC Trading, Inc.	Puerto Rico
Jostens Can Investments B.V.	The Netherlands
Jostens Canada, Ltd.	Canada
Jostens IH Corp.	Delaware
Jostens International Holding B.V.	The Netherlands
Jostens, Inc.	Minnesota
Jostens Secondary Holdings Corp.	Delaware
JostFer S.A. de C.V.	Mexico
Precision Offset Printing Company	Delaware
Reconocimientos E Incentivos, S.A. de C.V.	Mexico
Retail Communications Corp.	New York
Retail Concepts Corp.	New York
RetCom Holdings Europe Ltd.	Republic of Ireland
Scent Seal Inc.	California
The Lehigh Press, Inc.	Pennsylvania
Von Hoffmann Corporation	Delaware
Von Hoffmann Holdings Inc.	Delaware